Exhibit 10.1

A.T. Kearney, Inc. 222 West Adams Street Chicago, Illinois 60606 1 312 648 0111 Main 1 312 233 6200 Fax

October 13, 2004

Mr. Henner Klein

A.T. Kearney N.V.

Avenue des Arts 46

Brussels  B-1000

Belgium

Dear Henner,

Congratulations once again on your election to Managing Officer of A.T. Kearney.  The following paragraphs explain the terms of employment applicable while you are on assignment in the United States:

1.	Term and Employment Relationship

Your transfer to the United States as Managing Officer of A.T. Kearney, Inc., is to be effective December 1, 2003, through November 30, 2006.  In the event this term is extended due to your reelection as Managing Officer, the terms of this agreement can be renewed, subject to mutual agreement.

During the assignment, you will be considered an employee of the U.S. company, A.T. Kearney, Inc. and your current employment relationship with A.T. Kearney GmbH (including your Management Consulting Services Employment Agreement dated August 31, 1995) will be made dormant for the period of your assignment to the United States, except as otherwise provided in  this agreement.

As you know, as of November 30, 2003, you ceased performing duties as a remunerated Director, and performing any other day to day management, direction or control, for A.T. Kearney NV and your Management Agreement with that entity has been terminated.  In addition, effective as of July 1, 2004, you were removed from any further position as a non-remunerated director of A.T. Kearney NV.

2.	Office Location

During your assignment as Managing Officer, you will be provided an office in Chicago, Illinois, USA.  However, as a convenience for you, A.T. Kearney will also provide you with office space in Brussels, Belgium.

3.	Compensation

Your initial base salary will remain EUR 675,000 annually, less applicable deductions, as was made effective December 1, 2003.   Beginning July 1, 2004, you will be paid in U.S. dollars, in the United States, in an amount equivalent to the fixed monthly rate of EUR 56,250, less applicable deductions.   The U.S. dollar amount will be determined by the official balance sheet rate of exchange in effect at the time of payment.

In the event that you elect to transfer any portion of your U.S. dollar pay outside of the United States, the firm will reimburse you for the cost of one international wire transfer per month, consistent with our standard expatriate program benefits.  The firm will also assess annually, upon review of your banking records, any loss/gain incurred due to a differential between the rate of exchange applied by your bank in converting your U.S. dollar pay back to Euro, and the rate of exchange applied by A.T. Kearney in converting your pay to U.S. dollars, limited to such differential relating to pay received within the 30 days preceding such conversion back to Euro.  You will be reimbursed for any resulting loss due to such exchange rate differentials and you agree to reimburse A.T. Kearney for any resulting gain due to such exchange rate differentials.

Future salary adjustments will be considered based upon firm and individual performance and are subject to the approval of the EDS Compensation and Benefits Committee.

Your annual bonus eligibility targets and payout decisions are also based upon firm and individual performance and are subject to modification and the approval of both the A.T. Kearney Board of Directors and the EDS Compensation and Benefits Committee.

While in your role as Managing Officer., you will be considered a U.S. employee and will be paid from U.S. payroll.  During your time as a U.S. employee, you will be subject to U.S. social tax.  However, as a German Citizen, you will have the option of making voluntary contributions to the German social tax plan.  If you would like assistance in gathering the necessary information to make such decision and/or facilitating payment of such contributions, please contact Shannon Murphy with A.T. Kearney Human Resources.

When your assignment as Managing Officer ends, you understand and agree your base salary and compensation may be reduced consistent with your new position, but A.T. Kearney agrees such reduction will not take you below the base salary in effect for you as of November 30, 2003.

4.	Benefits
German Benefits

While in the U.S., you will remain eligible to participate in the A.T. Kearney GmbH company retirement scheme, and your service in the U.S. will count for purposes of vesting your retirement plan entitlements with A.T. Kearney in Germany.

In addition, you will remain eligible to participate in the German car plan.
U.S. Benefits
You are not eligible to participate in the EDS Retirement Plan, EDS 401(k) Plan, or any other U.S. company qualified or nonqualified retirement plan.
For your reference, the U.S. company does not provide a company car plan.
Medical and Dental Benefits

Due to the circumstances surrounding your transfer to the U.S. and the international responsibilities associated with your position, you will have the opportunity to participate in the CIGNA International Employee Benefits Plan, which will provides medical, dental, vision, pharmacy, and mental health coverage for you and your family for the length of your assignment.   A summary of the plan benefits is included for your reference.

Vacation Policy and Holidays

As a U.S. employee, you will begin accruing a vacation entitlement appropriate for Officers in accordance with the vacation policy for U.S. employees, which is 20 vacation days per year.  Your 2004 entitlement will be prorated from your transfer date through the calendar year end.  In addition, A.T. Kearney typically provides 10 days of paid holidays per year to its U.S. employees.

5.	Housing

I understand your primary residence will remain in Brussels, Belgium.  However, the firm will provide you with housing in Chicago during your tenure as Managing Officer, at such location as may be mutually agreed by you and A.T. Kearney and consistent with A.T. Kearney's housing policy for foreign assignments.  The housing will be paid on your behalf by the company directly to the landlord/owner.  Since the housing will be considered a taxable benefit to you in the U.S., the company will cover all related U.S. taxes on this item.

6.	Tax Matters

As a result of your employment in the U.S., you will be subject to the U.S. tax laws.  In order to minimize any economic disadvantage from a tax perspective that may result from your transfer, your A.T. Kearney income will be subject to the firm's tax equalization policy for the period of your employment in the U.S.  Specifically, you will be eligible to receive tax equalization compensation to your previous effective blended tax rate for Germany and Belgium.  Effectively that means you will be subject to an overall income tax rate that is consistent with what your Belgian and German rates would have been had you remained living and working in Belgium under your previous agreement.  Any excess tax liability incurred in the U.S. for a given tax year that is above your previous blended tax rate in Germany and Belgium will be paid by the firm.  In addition, A.T. Kearney will pay for preparation of your U.S., German, and Belgian tax returns, utilizing our preferred accounting services provider.   As per prior agreement, we will also work with your personal tax advisor in Bavaria to ensure appropriate continuity with respect to your German filings.

7.	Time and Expense Reporting

Effective with your transfer date, you will need to begin processing your time and expense reports through the Extensity system in the U.S.  You will be reimbursed in U.S. dollars for your expenses according to policies and procedures for U.S. employees.

8.	Termination

Of course, your assignment as Managing Officer may be terminated by the company at any time as provided in the applicable by-laws of A.T. Kearney (as used in this Paragraph 8, "A.T. Kearney" includes, A.T. Kearney, Inc. and its parent companies-specifically including Electronic Data Systems Corporation-and the affiliates and subsidiaries of each of them, as well as the successors and assigns of each such entity).

In addition, you may resign from your position as Managing Officer at any time, by giving three (3) months advance written notice to the Chairman of the Board of A.T. Kearney.
Upon the effective date of your resignation, your removal from the Managing Officer position (for any reason) or the completion of the assignment and your return to Germany, your GmbH employment contract will be reactivated and all terms of this Agreement and related U.S. employment documents will terminate.

9.	Severability

If the scope of any provision contained in this Agreement is too broad to permit enforcement of such provision to its full extent, then such provision shall be reformed and/or modified to exclude the unenforceable language, and enforced as reformed or modified to the maximum extent permitted by law, in any proceedings brought to enforce such provision.  Subject to the provisions of the foregoing sentence, whenever possible, each provision of this Agreement will be interpreted in such a manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be prohibited by or invalid under applicable law, such provision, to the extent of such prohibition or invalidity, shall be deemed not to be a part of this Agreement, and shall not invalidate the remainder of such provision or the remaining provisions of this Agreement.

10	Governing Law

This Agreement and its enforceability shall be governed by and construed in accordance with the substantive law of the State of Illinois.  Any dispute or conflict arising out of or relating to this Agreement must be brought in a court that has jurisdiction over matters in Cook County, Illinois.  Furthermore, you agree such court shall have personal jurisdiction over you and further agree to waive any rights you may have to challenge the court's jurisdiction over you.

This offer is contingent on your execution of the required A.T. Kearney employment forms, including the U.S. Employment Agreement and Non-Disclosure Agreement.  Along those same lines, you will be required to certify and comply with the EDS Code of Business Conduct for the U.S.  All of these are standard A.T. Kearney employment practices.  These documents are enclosed for your review.  Additionally, as you know, as a U.S. employer A.T. Kearney is required by law to review required documentation verifying your identity and authorization to work in the United States.

If the terms in this letter are agreeable to you, please sign below and return it to Jenny Schulte in the enclosed envelope. Please contact me or Jenny Schulte if you have any questions or need additional information about this offer.

We are very pleased about your taking on this role with A.T. Kearney. We have an exciting future ahead of us and look forward to your becoming part of our winning team.

Sincerely, /s/ MICHAEL H. JORDAN Michael H. Jordan Chairman of the Board A.T. Kearney, Inc.

I ACCEPT THE TERMS OF EMPLOYMENT OUTLINED IN THIS LETTER AGREEMENT.

/s/ HEINZ-LUDWIG KLEIN Heinz-Ludwig ("Henner") Klein	19 October 2004 Date

Document #: 155041